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                                                                    Exhibit 4.15

                 CONSENT, AMENDMENT, ASSIGNMENT AND ASSUMPTION

                                    OF THE

         DRESSER, INC. AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

   This Consent, Amendment, Assignment and Assumption of the Dresser, Inc. Amended and Restated Investor Rights Agreement (this "Consent") is made and entered into as of July __, 2002, by DEG Acquisitions, LLC (the "LLC"), Dresser, Inc., a Delaware corporation ("Dresser") and Dresser, Ltd., a Bermuda company ("Dresser Bermuda").

                                R E C I T A L S

   WHEREAS, the LLC owns 9,700,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock") and 550,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Dresser Common Stock") of Dresser;

   WHEREAS, Dresser heretofore entered into an Agreement and Plan of Merger (the "Merger Agreement") among Dresser Mergeco, Inc., a Delaware corporation, Dresser Bermuda and Dresser.

   WHEREAS, as a result of the transactions contemplated by the Merger Agreement (the "Merger"), each outstanding share of Dresser Common Stock will be cancelled and the holders thereof will receive one class A common share of Dresser Bermuda, par value $.01 (the "Bermuda Class A Common Shares"), for each share of Class A Common Stock and one class B common share of Dresser Bermuda, par value $.01 (the "Bermuda Class B Common Shares" and, collectively with the Bermuda Class A Common Shares, the "Bermuda Common Shares"), for each share of Class B Common Stock, respectively, held by such stockholder;

   WHEREAS, Dresser and the LLC are parties to that certain Amended and Restated Investor Rights Agreement, dated as of June 12, 2001, as amended from time to time (the "IRA"), among the LLC, Dresser, Dresser Industries, Inc., a Delaware corporation, and each of the stockholders and individual employees of Dresser who become party thereto from time to time in accordance with the terms thereof (collectively with the LLC, the "Stockholders");

   WHEREAS, Dresser wishes to assign its rights and obligations under the IRA to Dresser Bermuda, and Dresser Bermuda wishes to assume such rights and obligations, effective upon completion of the Merger, so that the relative rights and obligations of the parties to the IRA as they related to the Stockholders' ownership of shares of Dresser Common Stock prior to the Merger will be the relative rights and obligations of the parties to the IRA as they relate to the Stockholders' ownership of Bermuda Common Shares following the Merger;

   WHEREAS, Dresser and Dresser Bermuda wish to amend the IRA to provide that references to Dresser and the "Company" will be changed to refer to Dresser Bermuda for all purposes under the IRA;

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   WHEREAS, Section 5.2 of the IRA provides that any provision of the IRA, may be amended or waived with the written consent of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Dresser Common Stock that are subject to the IRA and owned by the parties thereto, with certain exceptions not relevant here;

   WHEREAS, this Consent will not disproportionately and adversely affect any Employee Stockholder (as defined in the IRA) or the Employee Stockholders as a group; and

   WHEREAS, the LLC holds more than 66 2/3% of the outstanding shares of Dresser Common Stock that are subject to the IRA, and pursuant to Section 5.2 of the IRA, the LLC wishes to consent to the assignment, assumption and amendment referred to above.

   NOW, THEREFORE:

   1. Dresser hereby grants, transfers and assigns to Dresser Bermuda all of Dresser's right, title and interest in the IRA and all of its obligations thereunder.

   2. Dresser Bermuda hereby does absolutely and irrevocably assume and agrees to perform and discharge all of Dresser's obligations under the IRA.

   3.  The IRA is hereby amended as follows:

   a) All references to "Dresser, Inc." shall be changed to "Dresser, Ltd." and the defined term the "Company" shall mean Dresser, Ltd.

   b) All references to "Class A Common Stock, par value $.001 per share", shares of "Class A Common Stock" and similar phrases shall refer to the Class A common shares, par value U.S. $.01 per share, of the Company, and all references to "Class B Common Stock, par value $.001 per share", shares of "Class B Common Stock" and similar phrases shall refer to the Class B common shares, par value U.S. $.01 per share, of the Company.

   c) All references to the "Corporation" in Section 6 shall be changed to the "Company".

   d) All references to "Certificate of Incorporation" and "Bylaws" shall be changed to "Memorandum of Association" and "Bye-Laws", respectively.

   4. The IRA is hereby amended to the extent necessary to permit completion of the Merger and the receipt by the parties to the IRA of the Bermuda Common Shares in connection therewith. To the extent applicable, the LLC hereby waives the requirements of Section 3.5(a)(ii), the notice and delivery requirements in
Section 3.5(b) and (c) and the expense reimbursement requirements of Section 3.5(d).

   5. The LLC hereby consents to the above mentioned assignment, assumption and amendment.

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   6.  This Consent is intended solely for the purpose described in Sections 1,
2, 3, 4 and 5 above, and is not a general waiver of the IRA. Except as specifically set forth herein, the IRA shall remain in full force and effect.

   7. This Consent shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, excluding that body of law relating to conflict of laws and choice of law.

                           [SIGNATURE PAGE FOLLOWS]

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   IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first written above.

            DEG ACQUISITIONS, LLC

                FIRST RESERVE FUND VIII, L.P.,
                  a Delaware limited partnership

                       By: FIRST RESERVE GP VIII, L.P.
                             a Delaware limited partnership, its general partner

                           By: FIRST RESERVE CORPORATION,
                                 a Delaware corporation, its general partner

                                                 By: ________________________
                                                     Name:
                                                     Title:
            Dresser, Inc.

            By: ________________________
                Name:
                Title:

            Dresser, Ltd.

            By: ________________________
                Name:
                Title: